For Immediate Release

Contact: Andrew M. O’Shea Secretary 860.298.0444 aoshea@moscowcablecom.com

Moscow CableCom Corp. Receives Revised Acquisition

Proposal from Renova Media Enterprises Ltd.

New York, NY – January 19, 2007 – Moscow CableCom Corp. (NASDAQ: MOCC) (the “Company”) announced today that the Special Committee of Moscow CableCom Corp. received from Renova Media Enterprises Ltd. (“Renova Media”), the Company’s largest shareholder, a revised offer increasing the per share price of its original offer from $10.80 to $12.00.  The Special Committee was previously formed to evaluate and act on the original offer, dated November 4, 2006, from Renova Media.

There can be no assurance that an agreement on terms satisfactory to the Special Committee will result from its evaluation or negotiation of Renova’s proposal or that any transaction recommended by the Special Committee will be completed.

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.ru

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements”, as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO’s development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO’s development. These statements are based on management’s best assessment of Moscow CableCom’s and AKADO’s strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K/A for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.